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                                                                     EXHIBIT K16

                      DEUTSCHE BANK TRUST COMPANY AMERICAS
                                 60 WALL STREET
                            NEW YORK, NEW YORK 10005


October__, 2003

To:  The New America High Income Fund, Inc.
     33 Broad Street
     Boston, Massachusetts  02109

     Ladies and Gentlemen:

     Reference is hereby made to that certain Auction Agent Agreement, dated as of May 6, 1997 (the "Agreement"), between The New America High Income Fund, Inc., a Maryland corporation (the "Fund"), and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company (the "Auction Agent"). The Agreement states that the Fund desires that the Auction Agent perform certain services upon the terms and subject to the conditions of the Agreement and provides that the Fund may in the future designate additional series of Auction Term Preferred Stock of the Fund (the "ATP").

     This letter will confirm that the Fund desires that and the Auction Agent agrees to perform certain duties with respect to the 1,200 additional shares of the Fund's Auction Term Preferred Stock Series C that the Fund proposes to issue, as well as with respect to the existing shares of Series A ATP, Series B ATP, Series C ATP and Series D ATP, upon the terms and subject to the conditions set forth in the Agreement.

                                                Very truly yours,

                                                DEUTSCHE BANK TRUST COMPANY
                                                AMERICAS


                                                By:
                                                   -----------------------------
                                                   Name:
                                                   Title:

ACKNOWLEDGED AND ACCEPTED:

THE NEW AMERICA HIGH INCOME
FUND, INC.


By:
   ---------------------------
   Name:
   Title: